Exhibit 10.2

AMENDMENT TO THE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Amendment to the Severance and Change in Control Agreement (this “Amendment”) is made as of [DATE] (the “Amendment Effective Date”) by and between Sage Therapeutics, Inc., a Delaware corporation (the “Company”), and [NAME] (the “Executive”).

WHEREAS, the Company and the Executive previously entered into a certain Severance and Change in Control Agreement dated as of [DATE] (the “Agreement”); and

WHEREAS, the parties desire to amend the terms of the Agreement as set forth in this Amendment.

NOW THEREFORE, for good and valuable mutual consideration, including, but not limited to, the Executive’s continued employment and access to Company confidential information, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.	Section 4(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

“the Company shall pay to the Executive an amount equal to the sum of (i) 12 months of the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher), and (ii) the Executive’s full target bonus for the fiscal year in which the termination of employment occurs;”

2.	Section 4(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“if the Executive timely completes the required election forms and the Executive (as well as the Executive’s covered dependents) remains eligible for group health, medical, dental and/or vision insurance pursuant to COBRA, the Company shall pay on a tax free basis the full employer portion and the full Executive’s portion of the monthly costs towards the health, dental and vision premiums to the same extent as if the Executive had remained employed (the “COBRA Benefit”) until the earlier of (x) the date that is 12 months following the Date of Termination, or (y) the date that the Executive becomes eligible to receive group health insurance coverage from another employer; provided, that all premium costs after the end of such point, shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation, and further, that if the Executive becomes eligible to receive group health insurance from another employer prior to the date that is 12 months following the Date of Termination, the Executive will provide written notice to the Company at least five (5) business days prior to such eligibility date;”

3.	Section 4(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

“the amounts payable under Section 4(a) shall be paid out in a lump sum commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year by the last day of such 60-day period. All other wages earned, including, but not limited to, accrued vacation, to the Date of Termination shall be paid on the Date of Termination.”

4.	Section 5(b) of the Agreement is hereby deleted in its entirety and replaced with the following:

“the COBRA Benefit will be paid in accordance with Section 4(b);”

5.	Section 5(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“the amounts payable under Section 5(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).”

6.

All other terms and conditions of the Agreement, as amended and modified, are hereby ratified confirmed and approved. Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between the Agreement, and this Amendment, the terms of this Amendment will prevail.

7.	Section 20 (Governing Law) of the Agreement shall apply mutatis mutandis in respect of the interpretation and constitution of this Amendment and all matters relating hereto.

8.

This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.

[NAME]	SAGE THERAPEUTICS, INC

By:
Name:
Title:

[Signature Page to the Amendment to the Severance and Change in Control Agreement]